Exhibit (d)(1)(B)

DREXEL HAMILTON MUTAL FUNDS

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (“Agreement”) is made as of the 29th day of August, 2012, by and between DREXEL HAMILTON MUTUAL FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Schedule A hereto (the “Funds”), and DREXEL HAMILTON INVESTMENT PARTNERS, LLC (the “Adviser”), an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”).

1.             APPOINTMENT.

The Trust hereby appoints Adviser as investment adviser of each Fund for the period and on the terms set forth in this Agreement.  Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.             MANAGEMENT SERVICES.

(a)           The Adviser undertakes to act as investment adviser of each Fund and shall, subject to the supervision of the Board of Trustees of the Trust (the “Board” or the “Trustees”), render investment advice and related services with respect to the assets of the Fund in accordance with the investment objectives, policies and limitations of the Fund, as provided in its prospectus or statement of additional information and any supplements thereto (collectively, the “Prospectus”) or other governing instruments, as may be amended from time to time, the Investment Company Act of 1940, as amended and the rules and regulations thereunder (the “1940 Act”), and such other limitations as the Fund may impose upon written notice to the Adviser.

(b)           The Adviser is authorized, in its discretion and without prior consultation with the Fund, to buy, sell, lend and otherwise trade in any securities and investment instruments on behalf of the Fund in accordance with this Agreement. The investment policies and investment actions of the Fund are, and shall at all times be, subject to the control and direction of the Board.

(c)           The Adviser shall provide the office space, personnel and equipment reasonably necessary for the operation of the Fund. The Adviser shall pay with respect to each Fund the salaries and fees of all (i) officers of the Trust; (ii) Trustees of the Trust who are “interested persons” of the Trust or of the Adviser (“Independent Trustees”); and (iii) personnel of the Trust or the Adviser performing services relating to research, statistical and investment activities.

(d)           Without limiting the generality of the foregoing, the Adviser shall:

(i)            furnish each Fund with advice and recommendations with respect to the investment of Fund assets and the purchase and sale of portfolio securities for the Fund, including the taking of such steps as may be necessary to implement such advice and recommendations (e.g., placing orders);

(ii)           manage and oversee the investments of each Fund, subject to the ultimate supervision and direction of the Board;

(iii)          vote proxies for each Fund, file (or arrange for the filing of) ownership reports under Section 13 of the Securities Exchange Act of 1934 (the “1934 Act”) for the Fund;

(iv)          maintain the books and records required to be maintained by the Funds, except to the extent that arrangements have been made for such books and records to be maintained by the administrator or another agent of the Funds;

(v)           furnish reports, statements and other data regarding securities, economic conditions and other matters related to the investment of each Fund’s assets that may be reasonably requested by the administrator or distributor of the Fund or the officers of the Trust; and

(vi)          render to the Trustees such periodic and special reports with respect to each Fund’s investment activities as the Trustees may reasonably request.

(e)           The Adviser may aggregate sales and purchase orders of the assets of a Fund with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliates.  Whenever the Adviser simultaneously places orders to purchase or sell the same asset on behalf of a Fund and one or more other accounts advised by the Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(f)            Adviser will maintain records relating to portfolio transactions on behalf of the Funds and placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act.  The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement required to be prepared and maintained by the Adviser or the Trust pursuant to applicable law.  To the extent required by law, the books and records pertaining to the Trust which are in possession of the Adviser shall be the property of the Trust.  The Trust, or its representatives, shall have access to such books and records at all times during the Adviser’s normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Adviser to the Trust or its representatives.

(g)           Adviser will oversee the computation of the net asset value and the net income of each Fund as described in the currently effective registration statement of the Trust under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act, and any amendments or supplements thereto (“Registration Statement”) or as more frequently requested by the Board.  In addition, Adviser will provide the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Fund’s assets as the custodian and fund accountant may reasonably require to provide contracted for services to the Trust and Funds.  Adviser will also assist in any fair valuation of Fund assets by, among other things, using reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Adviser for each asset for which a Fund’s fund accountant cannot obtain prices in the ordinary course of business.

(h)           Adviser on its own initiative will furnish the Board with such information as the Adviser may believe appropriate for keeping the Board informed of important developments affecting the Trust, the Fund and the Adviser. The Adviser will notify the Trust of any change of control of the Adviser and any changes in the key personnel who are either the portfolio manager(s) of a Fund or senior management of the Adviser, in each case prior to or promptly after such change. In addition, whenever requested by the Board, Adviser will report to the Board on developments related to the Trust, any Fund or Adviser.

3.             PORTFOLIO TRANSACTIONS.

(a)           The Adviser is authorized to select the brokers or dealers (each, a “broker-dealer”) that will execute the purchases and sales of portfolio securities for the Funds and is directed to use its best efforts to obtain the most favorable execution, except as may be prescribed herein.

(b)           In selecting a broker-dealer to execute each particular transaction, the Adviser may take into consideration: (i) the best net price available; (ii) the reliability, integrity and financial condition of the broker-dealer; (iii) the size of and difficulty in executing the order; and (iv) the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis.  The price to the Funds in any transaction may be less favorable than that available from another broker-dealer, provided that the difference is reasonably justified by other aspects of the portfolio execution services offered. The Adviser may select a broker-dealer that also provides brokerage and research services (as those terms are defined in Section 28(e) of the 1934 Act) to the Funds and/or the other accounts over which the Adviser or any of its affiliates exercise investment discretion.

(c)           The Adviser is authorized to pay a broker-dealer that provides such brokerage and research services a commission for executing portfolio transactions for the Funds which is in excess of the amount of commission another broker-dealer would have charged for effecting such transactions if the Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and one or more of its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees shall periodically review any commissions paid by the Funds to determine if such commissions, paid over representative periods of time, were reasonable in relation to the services and benefits provided to the Funds. The Adviser will promptly communicate to the officers and Trustees such information relating to transactions for the Funds as may be reasonably requested.

4.             COMPENSATION OF THE ADVISER.

(a)           As full compensation for the services to be rendered by the Adviser under this Agreement, each Fund shall pay to the Adviser an investment advisory fee at the annual rate specified in Schedule A, which shall be based upon the Fund’s average daily net assets (the “Advisory Fee”).  The Adviser shall receive the Advisory Fee, accrued daily and payable monthly, as soon as practicable after the last day of each month.  In the event that this Agreement is terminated at other than a month-end, the Advisory Fee for such month shall be prorated.

(b)           The Adviser may agree to waive or reduce any portion of the Advisory Fee or reimbursement of expenses due to it pursuant to this Agreement, and may agree to make payments to limit the expenses which are the responsibility of a Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any such waiver or reduction made by the Adviser with respect to the Advisory Fee or payment of a Fund’s expenses is subject to reimbursement by the Fund to the Adviser, if so requested by the Adviser, in subsequent fiscal years if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on the Fund’s expenses. Under the expense limitation agreement, the Adviser may recoup any reimbursement made in any fiscal year of the Fund over the following three fiscal years.  Any such reimbursement is contingent upon the review and approval of the Board at time the reimbursement is made. Such reimbursement may not be paid prior to a Fund’s payment of current ordinary operating expenses.

5.             EXPENSES. Each Fund is responsible for (and has assumed the obligation for) payment of all of its expenses, other than those expenses that may be expressly assumed by the Adviser or are required by law to be borne by the Adviser. Expenses to be borne by the Funds include: (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trustees other than those who are Independent Trustees; (iv) legal and audit expenses; (v) all fees and expenses of any custodian, shareholder services agent, transfer agent and/or accounting services agent of the Funds; (vi) fees and expenses related to the registration and qualification of each Fund’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports, notices and any proxy materials to Fund shareholders; (viii) expenses incidental to holding a meeting of Fund shareholders, including the expenses associated with proxy solicitations; (ix) each Fund’s proportionate share of insurance premiums on property or personnel of the Fund that inure to its benefit, including liability and fidelity bond insurance; (x) each Fund’s proportionate share of any association membership dues or educational program expenses determined appropriate by the Board; (xi) expenses of typesetting and printing, and mailing to existing shareholders, the Prospectus; and (xiii) except as otherwise provided herein, all other charges and costs of the operation of the Funds and any extraordinary and non-recurring expenses of the Funds.

6.             REPORTS.  The Adviser agrees to supply such information to the Funds’ administrator or other authorized service provider, including those specified in Section 2 hereof, and to permit such compliance inspections by the Funds’ administrator or other authorized service provider as shall be reasonably necessary to permit such administrator or other service provider to satisfy its obligations and respond to the reasonable requests of the Board.

7.             STATUS OF THE ADVISER.  The services of the Adviser to the Funds under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Funds are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Fund.

8.             LIABILITY.   In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Agreement and Declaration of Trust or other organizational document (the “Declaration of Trust”) and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Funds and their assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Funds. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of a Fund under the Declaration of Trust are separate and distinct from those of any and all other Funds of the Trust.

Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

9.             SUB-ADVISERS.   Subject to the prior approval of a majority of the Board of Trustees, including a majority of the Independent Trustees, shareholder approval, if necessary, and any exemptive relief provided by the SEC under Section 15(a) of, and Rule 18f-2 under, the 1940 Act, Adviser may, through a sub-advisory agreement or other arrangement, delegate to any other company (each a “sub-adviser”), to the extent permitted by applicable law, certain of the duties enumerated in section 2 hereof; provided, that Adviser shall continue to supervise and oversee the services provided by such sub-adviser and any such delegation shall not relieve Adviser of any of its obligations hereunder.

Subject to the provisions of this Agreement, the duties of any sub-adviser or delegate, the portion of portfolio assets of the Trust that the sub-adviser or delegate shall manage and the fees to be paid to the sub-adviser or delegate by Adviser under and pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by Adviser, subject to the prior approval of a majority of the Independent Trustees.

10.           USE OF NAME.  The Trust may use the name “Drexel Hamilton” or any variant thereof in connection with the name of the Trust or any of the Funds, only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect.  At such time as this Agreement shall no longer be in effect, the Trust shall cease to use such a name or any other similar name.  In no event shall the Trust use the name “Drexel Hamilton” or any variant thereof if Adviser’s functions are transferred or assigned to a company over which Adviser does not have control or with which it is not affiliated.  In the event that this Agreement shall no longer be in effect or Adviser’s functions are transferred or assigned to a company over which Adviser does not have control or with which it is not affiliated, the Trust shall use its best efforts to legally change its name by filing the required documentation with appropriate state and federal agencies.

11           PERMISSIBLE INTERESTS.  Subject to and in accordance with the governing instruments of the Adviser and the Declaration of Trust, (i) trustees and officers of the Trust and shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers or shareholders, or otherwise, as applicable; (ii) directors, officers, agents and shareholders of the Adviser, as applicable, are or may be interested in the Funds as trustees, officers, shareholders or otherwise; and (iii) the Adviser (or any successor) is or may be interested in the Funds as a shareholder or otherwise, and the effect of any such interrelationships shall be governed by the organizational documents of the Adviser or the Declaration of Trust and the provisions of the 1940 Act.

12.          DURATION AND TERMINATION.  This Agreement shall become effective at the time the Fund commences investment operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933 and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved at least annually: (i) by the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

This Agreement may be terminated at any time without payment of any penalty (i) by vote of the Board or by vote of the holders of a majority of the outstanding voting securities of a Fund on sixty (60) days’ prior written notice to the Adviser, and (ii) by the Adviser upon 60 days’ prior written notice to a Fund. In the event of a termination, the Adviser shall cooperate in the orderly transfer of the Fund’s or Funds’ affairs and, at the request of the Board, transfer any and all books and records of the Fund or Funds maintained by the Adviser on behalf of the Fund or Funds.  Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund.

13.          AMENDMENTS.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement as to any given Fund shall be effective until approved by vote of a majority of such Fund’s outstanding voting securities, if required by the 1940 Act or other applicable law.  No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund, nor shall any such amendment require the vote of the shareholders of any other Fund.

14.           ASSIGNMENT.  This Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged by either party hereto, except as permitted under the 1940 Act or rules and regulations adopted thereunder. This Agreement shall automatically be terminated in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.

15.           SEVERABILITY.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16.           SUCCESSORS.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17.           ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

18.           COUNTERPARTS.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

19.           NOTICES.  All notices shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by registered mail, postage prepaid, to the following respective addresses until a different address is specified in writing by a party to the other party:

To the Trust:

Drexel Hamilton Mutual Funds
45 Rockefeller Plaza, Suite 2000
New York, NY 10111
646-525-9054

To the Adviser:

Drexel Hamilton Investment Partners, LLC
45 Rockefeller Plaza, Suite 2000
New York, NY 10111
646-525-9054

20.           GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of laws provisions thereof.

IN WITNESS WHEREOF, the parties hereby have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

DREXEL HAMILTON MUTUAL FUNDS (on behalf of each Fund)	DREXEL HAMILTON INVESTMENT PARTNERS, LLC

By:	/s/ Andrew Bang	By:	/s/ Andrew Bang
Name:	Andrew Bang	Name:	Andrew Bang
Title:	President	Title:	Managing Director

Schedule A

Fund	Fee Rate	Approval Date	Effective Date

Drexel Hamilton Multi-Asset Real Return Fund	0.55%